Exhibit 10.23
                                 FIRST AMENDMENT
                                       TO
                             AGREEMENT FOR SERVICES


This document amends and changes that Agreement for Services ("Agreement") of July 1, 2001 between PlanGraphics, Inc., formerly Integrated Spatial Information Solutions, Inc., (the "Company") and Gary S. Murray (the "Executive").

The parties to the Agreement consent to and change the following items of the
Agreement:

o All references to Integrated Spatial Information Solutions, Inc. are hereby changed to read PlanGraphics, Inc.

o In order to comply with the Board of Directors recent change establishing standardized directors' fees for non-employee directors, the parties agree that subparagraph 3a(1) regarding Base Compensation is deleted and replaced with the following:

          "(1) Effective May 1, 2002, base compensation shall be stock options to acquire 400,000 shares annually per directorship year of the Company's common stock at a price equal to the closing market price on the first day of the directorship year. The options shall be five year options. For the initial period of this amendment, the price shall be $0.06 per share, the closing price on April 30, 2002. Such options shall vest one year from the beginning of each directorship year if the recipient has attended at least 75% of the Board of Directors meetings scheduled during the year. "

All other provisions of the Agreement remain unchanged.

PlanGraphics, Inc.



/S/ John C.Antneucci
--------------------
By: John C. Antenucci, President


Executive


/S/ Gary S. Murray
------------------
Gary S. Murray